Exhibit 2.1
                                  -----------








                            STOCK PURCHASE AGREEMENT

                                      AMONG

                        FARMERS CAPITAL BANK CORPORATION

                         CITIZENS BANK (KENTUCKY), INC.

                                       and

                         PREMIER FINANCIAL BANCORP, INC.

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 13th day of February, 2004, by and among (i) CITIZENS BANK (KENTUCKY), INC., a Kentucky state banking corporation with its principal executive offices located at 120 North Hamilton Street, Georgetown, Kentucky 40324 ("Bank"), (ii) PREMIER FINANCIAL BANCORP, INC., a Kentucky corporation with its principal executive offices located at 2883 5th Avenue, Huntington, West Virginia 25702 ("Premier") and (iii) FARMERS CAPITAL BANK CORPORATION, a Kentucky corporation with its principal executive offices located at 202 West Main Street, Frankfort, Kentucky 40601 ("Company").

                                    PREAMBLE

The Boards of Directors of the Company, Premier and the Bank are of the opinion that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Stock Purchase Agreement provides for the purchase by the Company from Premier of the outstanding capital stock of the Bank. At the Effective Time, the Company shall acquire all outstanding shares of capital stock of the Bank for the aggregate purchase price of Fourteen Million Five Hundred Thousand Dollars ($14,500,000). The transactions described in this Agreement are subject to the approvals of the FRB, the Department and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual and dependent covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Certain Defined Terms. The words listed in this Article 1 when used and capitalized in this Agreement shall have the meanings set forth for each by this Article 1. Certain other capitalized terms when used in this Agreement shall have the meanings ascribed to them when first encountered elsewhere in this Agreement:

              (a) "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all or a material portion of the stock or assets of, or other business combination involving, the Bank or the acquisition of a substantial equity interest in, or a material portion of the assets of, the Bank.

              (b) "Adequacy Analysis" shall mean an Allowance for Loan Losses Adequacy Analysis prepared as of the Closing Date in the form attached hereto and incorporated herein by reference as Exhibit A.

              (c) "Adverse Consequences" shall mean all Proceedings, charges, claims, demands, injunctions, Orders, damages, dues, assessments, expenditures, outlays, awards, penalties, fines, costs, interest, amounts paid in settlement, liabilities, obligations, payments, premiums, taxes, liens, losses, reduction in value, loss of use, injuries, expenses and fees of whatever nature, including without limitation response, restoration, investigative, removal, remedial, monitoring or inspection costs and court costs and reasonable attorneys' fees and expenses.

              (d) "Affiliate" means, as applied to any Person, (i) any director, executive officer, or general partner of such Person, (ii) any other Person directly or indirectly controlling, controlled by or under common control with or by such Person or (iii) any other Person that directly or indirectly owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of the equity capital of such Person; provided, however, that it is the intent of the parties that the Company shall not be, and in no event shall either be deemed or construed to be, an Affiliate of the Bank or Premier prior to the Effective Time, with the Bank becoming an Affiliate of the Company following the Effective Time. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by Contract or otherwise.

              (e) "Agreement" shall mean this Stock Purchase Agreement and the Schedules, Exhibits and other certificates or documents delivered pursuant hereto.

              (f) "Bank" shall mean Citizens Bank (Kentucky), Inc., a Kentucky state banking corporation.

              (g) "Bank Benefit Plans" shall have the meaning assigned such term in Section 3.17(a) hereof.

              (h) "Bank ERISA Plan" shall mean any Bank Benefit Plan which is an "employee pension benefit plan" as defined in Section 3(2) of ERISA.

              (i) "Bank Indemnified Persons" shall have the meaning assigned such term in Section 9.3 hereof.

              (j) "Bank Shares" shall mean the Seven Thousand Five Hundred Five (7,505) issued and outstanding shares of common stock, $100.00 par value per share, of the Bank.

              (k) "Bankruptcy Event" shall mean, with respect to a Person, if such Person shall (i) discontinue business, or cease doing business for more than ten (10) days; (ii) make a general assignment for the benefit of creditors;
(iii) apply for or consent to the appointment of a custodian, receiver, trustee or liquidator of all or a substantial part of its assets; (iv) be adjudicated bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or file a petition or an answer seeking a composition, reorganization or an arrangement with creditors or seek to take advantage of any other Law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any petition filed against it in any bankruptcy, reorganization, composition, insolvency or other Proceeding (whether federal or state) relating to relief for debtors; (vi) suffer the filing of any involuntary petition in any bankruptcy, reorganization, insolvency or other Proceeding (whether federal or state), if the same is not dismissed within thirty (30) days after the date of such filing; (vii) suffer or permit to continue any judgment, decree or order entered by a court which assumes control of its business or financial affairs or approves a petition seeking a reorganization, composition or arrangement of its business or financial affairs or any other judicial modification of the rights of any of its creditors, or appoints a receiver, trustee or liquidator for it, or for all or a substantial part of any of its businesses or assets or financial affairs; (viii) be enjoined or restrained from conducting all or a material part of any of its businesses as then conducted or as hereafter conducted and the same is not dismissed and dissolved within thirty (30) days after the entry thereof; (ix) not be paying its debts generally as they become due; or (x) admits in writing its inability, or is unable, to pay its debts generally as they become due.

              (l) "Change in Control" shall mean (i) any merger, consolidation, share exchange or other reorganization or recapitalization to which the Bank is a party or subject, (ii) the sale, lease or exchange following the date of this Agreement (either in one (1) transaction or a series of transactions) of five percent (5%) or more of the assets of the Bank within a one (1) year period, (iii) the issuance of equity interests in the Bank following the date of this Agreement (either in one (1) transaction or a series of transactions) which increases by five percent (5%) or more the equity of the Bank or (iv) the issuance of voting interests in the Bank following the date of this Agreement (either in one (1) transaction or a series of transactions) equal to five percent (5%) or more of the voting interests of the Bank prior to such issuance.

              (m) "Claim Notice" shall have the meaning assigned such term in Section 9.4(a) hereof.

              (n) "Closing" shall mean the consummation of the purchase by the Company of the Bank Shares hereunder and the other transactions contemplated hereunder and the satisfaction of all other conditions precedent thereto as set forth hereinafter.

              (o) "Closing Date" shall mean the date on which the Closing occurs.

              (p) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto and all rulings and regulations issued pursuant thereto or any successor thereto.

              (q) "Company" shall mean Farmers Capital Bank Corporation, a Kentucky corporation.

              (r) "Company Indemnified Persons" shall have the meaning assigned such term in Section 9.2 hereof.

              (s) "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Governmental Authorization.

              (t) "Contract" shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, order, permit, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its equity capital, assets or business.

              (u) "Covered Claim" shall have the meaning assigned such term in Section 9.4(a) hereof.

              (v) "Current Excess Amount" shall mean the amount set forth on the Adequacy Analysis under the heading "Reserve Requirement" for the category "Current excess (deficiency)".

              (w) "Default" shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence or event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract or (iii) any occurrence or event that with or without the passage of time or the giving of notice would give rise to a right to terminate, revoke, modify, cancel, amend, change the current terms of, renegotiate, or to accelerate, increase or impose any liability under, any Contract.

              (x) "Department" shall mean the Kentucky Department of Financial Institutions.

              (y)   "Effective Time" shall mean 5:00 p.m., EST, on the Closing
Date.

              (z) "Encumbrance" shall mean any claim, lien, security interest (or other security arrangement), charge, equity, mortgage, pledge, community property interest, condition, equitable interest, option, right of first refusal, conditional sale agreement, default of title, hypothecation, reservation, title retention or encumbrance of any nature whatsoever.

              (aa) "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

              (bb) "Environmental Laws" means any Laws that require or relate to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials or other potentially harmful substances; (g) cleaning up pollutants that have been released preventing the threat of release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. "Environmental Laws" shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, ss.ss.42 U.S.C. 9601 et seq. ("CERCLA") or any successor law, and regulations and rules issued pursuant thereto or any successor, and the Resource Conservation and Recovery Act, as amended ss.ss. 42 U.S.C. 6901 et seq. ("RCRA") or any successor law, and regulations and rules issued pursuant thereto or any successor.

              (cc)  "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended, or any successor thereto, and regulations and rules issued pursuant thereto or any successor thereto.

              (dd) "ERISA Affiliate" shall have the meaning assigned such term in Section 3.17(c) hereof.

              (ee) "Exhibits" shall mean the exhibits so marked and attached to this Agreement, which Exhibits are hereby incorporated herein by reference and made a part hereof.

              (ff)  "FDIC" shall mean the Federal Deposit Insurance
Corporation.

              (gg) "FRB" shall mean the Board of Governors of the Federal Reserve System.

              (hh) "Fifth Third Encumbrances" shall mean any and all Encumbrances upon the Bank Shares arising under or related to the Pledge Agreement.

              (ii) "Financial Statements" shall have the meaning assigned such term in Section 3.5 hereof.

              (jj) "Funded Debt" shall mean, at any date, with respect to the Bank, all indebtedness for borrowed money issued, incurred, assumed or guaranteed by the Bank which would, in accordance with GAAP, be classified as funded indebtedness, but in any event "Funded Debt" shall include all indebtedness for borrowed money, whether secured or unsecured. However, notwithstanding the foregoing, "Funded Debt" shall not include, with respect to the Bank, any liability or obligation of the Bank incurred in the Ordinary Course of its banking or trust business with respect to (i) any deposits held by the Bank or funds collected by the Bank; (ii) any banker's acceptance or letter of credit issued by the Bank; (iii) any check, note, certificate of deposit, money order, traveler's check, draft or bill of exchange accepted or endorsed by the Bank; (iv) any lease of real or personal property, purchase money security agreement or similar instrument not involving an obligation of the Bank for borrowed money other than purchase money indebtedness; (v) any guarantee or similar obligation incurred by the Bank in such circumstances as are incidental or usual in carrying on the banking or trust business; (vi) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by the Bank for the account of a third party after the application by the Bank of the same banking considerations and legal lending limits that would otherwise be applicable if the transaction were a loan to such party; and (vii) any transaction in which the Bank acts solely in a fiduciary or agency capacity.

              (kk) "GAAP" shall mean generally accepted accounting principles applicable to banks and bank holding companies as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, in each case which are applicable to the circumstances as of the date of determination.

              (ll) "Grade Category Reserve" shall mean the indicated reserve for a grade category of Subject Bank Loans as set forth under the heading "Reserve Requirement" in the Adequacy Analysis. By way of example, as reflected on Exhibit A, the Grade Category Reserve as of January 31, 2004 for Residential Mortgages - Grade 3 was $163,232.74.

              (mm) "Governmental Authorization" shall mean any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

              (nn) "Governmental Body" shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
(d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

              (oo) "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant or otherwise regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including (without limitation) petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials and polychlorinated biphenyls, substances containing polychlorinated biphenyls, nitrate, perchloroethylene, 1,1,1-trichloroethane, trichloroethylene, tetrachloroethylene, 1,1-dichloroethane, 1, 1-dichloroethene, cis-1, 2-dichloroethene, trans-1, 2-dichloroethene, copper, chromium, zinc, cadmium, lead, mercury, nickel, iron, magnesium, nitrite and aluminum.

              (pp) "Impaired Loan" shall mean any Subject Bank Loan included under the heading "Impaired Loans" on the Adequacy Analysis.

              (qq) "Indemnified Person" shall have the meaning assigned such term in Section 9.4(a) hereof.

              (rr) "Intellectual Property" shall mean any of the Bank's copyrights (in both published and unpublished works), patents, trademarks (registered and unregistered), service marks, service names, fictional business names and trade names, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, confidential information, customer lists, technical information, research and development information and records, data processing technology, plans, drawings, blueprints, franchises, know-how, inventions and discoveries (whether or not patentable), any applications for any of the foregoing and any other intellectual property rights of whatever nature.

              (ss) "Knowledge:" a Person who is an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, management employee, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

              (tt) "Law" shall mean any code, law, constitution, ordinance, regulation, principle of common law, reporting or licensing requirement, rule, treaty or statute applicable to a Person or its assets, liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Body wherever located.

              (uu) "Loan Adverse Consequences" shall have the meaning assigned such term in Section 9.5(b) hereof.

              (vv) "Material Adverse Effect" shall mean that the Adverse Consequences from an event, change, or occurrence, individually or together with any other event, change or occurrence, have had or could have a material adverse impact (financial or otherwise) on (i) the financial condition, business, results of operations or properties of the subject Person or (ii) the ability of the subject Person to perform his or her obligations under this Agreement or to consummate other transactions contemplated by this Agreement in accordance with applicable Law.

              (ww) "Memorandum" shall mean that certain Memorandum of Understanding between the Bank, the Department and the FDIC dated September 11, 2002.

              (xx) "Noncompetition Agreement" shall mean an agreement between the Company and Premier in the form attached hereto as Exhibit B.

              (yy) "Non-Impaired Loans" shall mean any Subject Bank Loan other than an Impaired Loan.

              (zz) "Note" shall mean that certain Fifth Third Bank Term Note made by Premier to the order of Fifth Third Bank in the original principal amount of $6,000,000 and dated October 15, 2002.

              (aaa) "Operating Property" shall mean any property owned (or previously owned) by the Bank or in which the Bank holds (or previously held) a security interest.

              (bbb) "Order" shall mean any administrative decision or award, directive, decree, judgment, order, quasi-judicial decision or award, ruling, subpoena, injunction, decision, verdict or writ of any court, arbitrator, mediator, tribunal or Governmental Body.

              (ccc) "Ordinary Course" or "Ordinary Course of Business"-an action taken by a Person will be deemed to have been taken in the "Ordinary Course" or the "Ordinary Course of Business" only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors or the shareholders of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or the shareholders (or by any Person or group of Persons exercising similar authority or shareholders), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

              (ddd) "Participation Facility" shall mean any facility or property in which the Bank participates (or previously participated) in the management of such facility or property.

              (eee) "Party" shall mean the Bank, Premier or the Company and " Parties" shall mean, collectively, the Bank, Premier and the Company.

              (fff) "Person" shall mean any individual, association, corporation (including without limitation any non-profit corporation) estate, general partnership, limited liability partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, executor, administrator, nominee or entity in a representative capacity, group acting in concert, Governmental Body, unincorporated association or other legal entity or organization.

              (ggg) "Permit" shall mean any federal, state, local or foreign Governmental Authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

              (hhh) "Pledge Agreement" shall mean that certain Fifth Third Bancorp Bank Pledge Agreement between Premier and Fifth Third Bank dated October 15, 2002.

              (iii) "Premier" shall mean Premier Financial Bancorp, Inc. a Kentucky corporation.

              (jjj) "Proceeding" shall mean any action, arbitration, adjudication, case, cause of action, audit claim, litigation, suit, complaint, citation, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, notice of violation, administrative or other proceeding of whatever nature, or notice (written or oral) by any person alleging potential liability or requesting information relating to or affecting any Person, its business, assets or the transactions contemplated by this Agreement.

              (kkk) "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, options, purchase rights, warrants or other binding obligations of any character whatsoever by which the Bank is or may be bound to issue additional shares of its capital stock or other equity interests of whatever nature or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Bank or other equity interests of whatever nature, or by which the Bank is or may be bound to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.

              (lll) "Schedules" shall mean the schedules so marked and attached to this Agreement, which Schedules are hereby incorporated herein by reference and made a part hereof.

              (mmm) "Subject Bank Loans" shall mean the Bank loans outstanding, as reflected on the books and records of the Bank, at the Effective Time.

              (nnn) "Subsidiaries" shall mean all those Persons of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent.

              (ooo) "Taxes" shall mean all taxes, charges, fees, levies, imposts or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, goods and services, ad valorem, transfer, alternative, net worth, value added, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, fines and penalties, additions to tax or additional amounts imposed by any Governmental Body and whether disputed or not.

              (ppp) "Tax Returns" shall mean all returns and reports of or with respect to any Tax, which are required to be filed by or with respect to the applicable Person.

              (qqq) "Termination Date" shall mean that date three hundred sixty-five (365) days following the Closing Date.

                                    ARTICLE 2
                                 THE TRANSACTION

         2.1 Exchange of Cash For Bank Shares . Subject to the terms and conditions hereof, at the Effective Time Premier shall sell, assign, transfer and deliver (free and clear of all Encumbrances) the Bank Shares to the Company in exchange for the aggregate cash sum of Fourteen Million Five Hundred Thousand Dollars ($14,500,000).

         2.2 Time and Place of Closing. The Closing will take place at 9:00 a.m., EST, at the offices of Stoll, Keenon & Park, LLP, 300 West Vine Street, Suite 2100, Lexington, Kentucky 40507, within thirty (30) days after receipt of the Consents of Governmental Bodies described in Section 7.1(b) hereof, or at such other time as the Parties, acting through their authorized officers, may mutually agree (the "Closing Date").

         2.3 Effective Time. The transfer of the Bank Shares to the Company and the other transactions contemplated by this Agreement shall become effective at the Effective Time.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                             OF THE BANK AND PREMIER

         The Bank and Premier hereby jointly and severally make to the Company the following representations and warranties as of the date hereof and as of all times throughout the term of this Agreement:

         3.1 Organization, Standing and Power. The Bank is duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Premier is duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. The Bank owns no property nor carries on any activities that require it to qualify to do business as a foreign corporation in any jurisdiction other than Kentucky. The Bank is a member in good standing of the FDIC. The Bank is an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits of the Bank are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. The Bank is a member of the Bank Insurance Fund.

         3.2 Authority; No Conflict.

              (a) Subject to the approval of the Bank and Premier shareholders (if applicable), each of the Bank and Premier has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements, documents or instruments contemplated hereunder and to consummate the transactions contemplated hereby and thereby. Subject to shareholder approval (if applicable), the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by the Bank's and Premier's duly constituted Board of Directors) in respect thereof on the part of the Bank and Premier and this Agreement constitutes the legal, valid and binding obligation of the Bank and Premier, enforceable against the Bank and Premier in accordance with its terms. Each of the Bank and Premier has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations under this Agreement.

              (b) Neither the execution and delivery of this Agreement by the Bank and Premier nor the consummation of the transactions contemplated hereby, nor compliance by the Bank and Premier with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Bank or Premier, (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by (A) any Law or Order, (B) the Memorandum, (C) the Note or the Pledge Agreement or (D) the Contracts identified in Schedule 3.2(b)(ii) hereto) pursuant to, or result in the creation of any Encumbrance on any asset of the Bank or Premier under, any Contract or Governmental Authorization of or applicable to the Bank or Premier, except for such Defaults and Encumbrances which will not have, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on the Bank or Premier, or (iii) subject to receipt of the requisite Consents referred to in
Section 7.1(b) hereof, violate any Law or Order applicable to the Bank or Premier or any of their respective material assets.

              (c) Other than notice and filings with the FRB, the Department and the FDIC, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by the Bank or Premier of the transactions contemplated in this Agreement.

         3.3 Capital Stock. The authorized capital stock of the Bank consists solely of 20,000 shares, $100.00 par value per share common stock, of which only the Bank Shares are issued and outstanding as of the date of this Agreement and are held in their entirety by Premier free and clear of all Encumbrances except for the Fifth Third Encumbrances. All issued and outstanding Bank Shares are duly and validly issued and outstanding, are fully paid and non-assessable under applicable Law and the Articles of Incorporation and Bylaws of the Bank. None of the Bank Shares have been issued in violation of any preemptive rights of any current or past shareholder of the Bank. There are no outstanding Rights. Since January 1, 1999, the Bank has not directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock.

         3.4 Subsidiaries. The Bank has no (nor at any time has it had any) Subsidiaries, or any equity investment or ownership interest, directly or indirectly, in any Person.

         3.5 Financial Statements. The Bank and Premier have delivered (or, as applicable, will deliver) to the Company true and complete copies of: (a) the General Ledgers and Consolidated Reports of Condition and Income of the Bank for the years ended December 31, 2001, 2002 and 2003, and (b) for the monthly and quarterly periods beginning on January 1, 2004 and ending on the last day of the month immediately preceding the Closing Date, monthly General Ledgers and quarterly Consolidated Reports of Condition and Income of the Bank (collectively, the "Financial Statements"). The Financial Statements fairly present or, as the context requires, shall fairly present, the financial condition and the results of operation of the Bank as at the respective dates of and for the periods referred to therein and reflect or, as the context requires, shall reflect the consistent application of the accounting principles involved therein throughout the periods involved. The Financial Statements do not (or will not) contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business. The Bank is subject to no (nor are Bank assets subject to any) liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, that are not (or, as the context requires, will not be) reflected in the Financial Statements. The Financial Statements contain and reflect adequate provisions for all reasonably anticipated liabilities of the Bank for Post Retirement Benefits Other than Pensions pursuant to SFAS Nos. 106 and 112.

         3.6 Regulatory Reports; Corporate Records. The Bank has delivered to the Company true and complete copies of (i) any and all material reports which the Bank has filed with any Governmental Body since January 1, 1998, (ii) its Articles of Incorporation and Bylaws and (iii) its stock transfer records and corporate minutes for the past five (5) years. All of the foregoing are current, complete and correct in all material requests.

         3.7 Loans; Allowance for Loan and Lease Losses. Each of the allowances for possible loan and lease losses and any allowance for real estate owned shown on the Financial Statements is adequate (i) to provide for all known and potential losses of the Bank as of the respective dates of the Financial Statements, and (ii) under the requirements of GAAP and standard banking practice to provide for possible losses, net of recoveries relating to loans and leases previously charged off, on loans outstanding, lease receivables or real estate owned by the Bank (including, without limitation, accrued interest receivable). All outstanding Bank loans, discounts and lease financings (as well as those reflected on the Financial Statements) have been (a) made for good, valuable and adequate consideration in the Ordinary Course of Business and (b) evidenced by notes or other evidences of indebtedness which are true, genuine, what they purport to be and enforceable in accordance with their terms. No Bank loan, discount or lease financing is subject to any defense with respect to the enforceability of same. The signature of any party appearing on any note or instrument evidencing any Bank loan, discount or lease financing, or on any instrument evidencing any security therefor, is valid and the balances for Bank loans, discounts or lease financings, as reflected on the books and records of the Bank, are accurate. Any Bank loan made under, or in conjunction with, any Governmental Body program (including, without limitation, the Farm Services Administration) was made, and has been serviced and administered, in compliance with any applicable requirements of Law. Any Bank loan which has been assigned by the Bank (including, without limitation, Bank loans assigned to the secondary market) was made in accordance with applicable Law and in accordance with the requirements (including, without limitation, underwriting standards and documentation requirements) of the subject assignee and no such assignment is subject to any defense with respect to the enforceability of same or subject to revocation by the assignee whereby the assignee could require the Bank to repurchase any subject loan. Except for such secured loans the default of which would not have, individually or in the aggregate, a Material Adverse Effect on the Bank, (i) each of the Bank's secured loans is secured with the collateral and priority indicated on the books and records of the Bank and (ii) each such Encumbrance is evidenced by a security agreement or mortgage that is true, genuine and enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to Bank loans that have been cited in any compliance report to the Bank as a result of examination by any Governmental Body and the loan documentation with respect to all Bank loans, discounts or lease financings, complies in all material respects with applicable Law. No borrower or obligor under any Bank loan has requested, and the Bank has not allowed, any relief pursuant to the Soldiers and Sailors Civil Relief Act of 1940.

         3.8 Repurchase Agreements. With respect to all repurchase agreements to which Bank is a party, (i) where the Bank has the obligation to sell securities, it has a valid, perfected first Encumbrance in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, and (ii) where the Bank has the obligation to buy securities, the value of the collateral securing such obligation does not materially exceed the amount of the obligation.

         3.9 Absence of Changes. Since December 31, 2002, the business of the Bank has been conducted in the Ordinary Course and the Bank has not otherwise:

              (a) experienced or suffered any change constituting a Material Adverse Effect;

              (b) incurred any Funded Debt or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other Person;

              (c) created or suffered any Encumbrance with respect to its properties, business or assets;

              (d) sold, pledged, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any portion of its assets, properties or rights, except in the Ordinary Course of Business and not exceeding in the aggregate $50,000;

              (e) conveyed or agreed to convey any property to any Affiliate or entered into any non-arm's length transaction with any Affiliate;

              (f) experienced any general work stoppage, labor dispute or other employee disturbance;

              (g) incurred or become subject to any claim or liability for any damages which could have a Material Adverse Effect on it, for negligence or any other tort, or for breach of Contract;

              (h) entered into any Contract other than in the Ordinary Course of Business;

              (i) committed any act or omitted to do any act which would cause a Default under any Contract to which it is a party or by which it is bound on the date hereof, which Default is reasonably likely to result in a Material Adverse Effect on the Bank;

              (j) issued, sold, purchased or redeemed any stock, bonds, debentures, notes, or other securities of the Bank, or issued, sold or granted any Right in respect thereof;

              (k) waived, released or canceled any debts owed to it, claims, rights of value or suffered any extraordinary loss, or paid any of its non-current obligations or liabilities, or written down the value of any assets or written down or off any receivable except for loan charge-offs and writedowns in other real estate owned in the Ordinary Course of Business;

              (l) declared, set aside or paid any dividend or distributions on any Bank Shares;

              (m) made any capital expenditures or capital additions or betterments (or commitment therefor) in excess of $10,000 for any single item or in excess of $20,000 in the aggregate;

              (n) suffered any casualty, damage, destruction or loss to any of its assets not covered by insurance in excess of $5,000 for any one event or in excess of $10,000 in the aggregate;

              (o) terminated, placed on probation, disciplined, warned, or experienced any resignation of (other than resignations for retirement) any employee;

              (p) paid or obligated itself to pay any bonuses, extra compensation or extraordinary compensation to, pensions or severance pay, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any present or former officer, director or employee of the Bank, or entered into any contract of employment;

              (q) terminated or amended or suffered the termination or amendment of (i) any lease, bids, Contracts, commitments or other agreements, or
(ii) any Permits, licenses, concessions, Governmental Authorizations, franchises and similar rights granted to or held by it, which are necessary or related to its operations;

              (r) received notice or had Knowledge that any of its credit or deposit customers has terminated or intends to terminate its relationship with the Bank, which termination (or terminations collectively) would constitute a Material Adverse Effect on the Bank; or

              (s)   entered into any Contract to do any of the foregoing.

         3.10 Intellectual Property.

              (a) There are no outstanding or threatened Proceedings, disputes or disagreements with respect to the Intellectual Property or with respect to any Contract relating to the Intellectual Property, an adverse result in which could have a Material Adverse Effect upon the Bank.

              (b) The Bank is the owner of all right, title, and interest in and to the Intellectual Property, free and clear of all Encumbrances, and has the right under Law to use all of the Intellectual Property without any obligation to pay royalties with respect thereto.

         3.11 Properties. The Bank is the sole owner of, and has good and marketable title to, all of its assets (excluding leased properties), whether real or personal, tangible or intangible, free and clear of all Encumbrances. Except for regular, scheduled repairs which are done in the Ordinary Course of Business, all of such assets are free of material defect, well maintained and in good working order, condition and repair. Neither the whole nor any portion of such assets has been condemned or otherwise taken by public authority, nor is any such condemnation or taking threatened. With respect to property held by lease or Contract, each leasehold interest (or Contract right) is created pursuant to a valid and subsisting lease (or Contract) enforceable in accordance with its terms against the lessor (or other party to the Contract) (true and complete copies of any such lease or Contract being attached hereto as Exhibit
C). All real property owned or leased by the Bank complies in all material respects with all Laws, including, without limitation, all applicable zoning, building, fire, health, safety, handicapped persons, and use Laws.

         3.12 Insurance. The Bank currently maintains insurance pursuant to the policies disclosed on Schedule 3.12 hereto in amounts, scope, and coverage which are adequate for the operations of the Bank and consistent with the insurance carried by prudent Persons similarly situated. The Bank is not liable for any material, retroactive premium adjustments respecting any of its insurance policies. None of such insurance policies is subject to any special or unusual terms or restrictions or provides for a premium in excess of the stipulated normal rate. Except for that certain notification from the Chubb Group of Insurance Companies dated December 30, 2003, the Bank has received no notice from any insurance carrier that (i) any of such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by the Bank under such policies. The Bank has not failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material (or potentially material) claim under its insurance policies and bonds. The Bank has not, during the past five (5) years, been denied or had revoked or rescinded any policy of insurance.

         3.13 Tax Matters. All Tax Returns required to be filed by or on behalf of the Bank have been timely filed for periods ended on or before the date hereof and all such Tax Returns are true, complete and accurate in all respects. All Taxes shown on each filed Tax Return of the Bank (or, as applicable, Premier) have been paid. There is no audit examination or refund Proceeding respecting the Bank or Premier pending (or, to the knowledge of the Bank or Premier, threatened) with respect to any Taxes. No presently pending assessments of deficiencies in respect of Taxes have been made against the Bank or Premier or with respect to the income, receipts or net worth of the Bank or Premier, and no extensions of time are in effect for the assessment of deficiencies against the Bank or Premier. Neither the Bank nor Premier has executed any extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect. Material deferred Taxes of the Bank have been provided for in accordance with GAAP. The Bank is in material compliance with, and the records of the Bank contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The Bank has made no payments, is obligated to make no payments, nor is it a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Code Section 382(g), of the Bank that occurred during or after any taxable period in which the Bank incurred a net operating loss that carries over to any taxable period ending after December 31,1998, except in connection with the transactions contemplated pursuant to this Agreement. Except for that Tax Sharing Agreement executed by all Subsidiaries of Premier and as disclosed in Schedule 3.13 hereto, the Bank is not a party to any tax allocation or sharing agreement nor does the Bank have any material liability for taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise. The Bank has received no notice of any claim by any Governmental Body that the Bank or the income, receipts or net worth of the Bank may be subject to Taxes. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Proceedings related to Tax Return and/or Taxes of the Bank have been paid. There are no Encumbrances with respect to Taxes upon any of the assets of the Bank.

         3.14 Environmental Matters.

              (a)   The Bank and its Participation Facilities and its
Operating Properties are, and have been (or, in the case of Operating Properties in which the Bank holds or has held a security interest, to the Bank's Knowledge are and have been), in compliance with all Environmental Laws, except for violations which could not have, individually or in the aggregate, a Material Adverse Effect on the Bank.

              (b) There is no Proceeding pending or threatened before any Governmental Body or other forum in which the Bank or any of its Operating Properties or Participation Facilities has been or, with respect to threatened Proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by the Bank or any of its Operating Properties or Participation Facilities, except for such Proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

              (c) During the period of (i) the Bank's ownership or operation of any of its current properties, (ii) the Bank's participation in the management of any Participation Facility, or (iii) the Bank's holding of a security interest in an Operating Property, there have been (or, in the case of an Operating Property in which the Bank holds or has held a security interest, there have to the Bank's Knowledge been) no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Bank. Prior to the period of (i) the Bank 's ownership or operation of any of its current properties, (ii) the Bank's participation in the management of any Participation Facility or (iii) the Bank's holding of a security interest in an Operating Property, there were to the Bank's Knowledge, no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank.

         3.15 Compliance With Laws. The Bank has in effect all Permits necessary for it to own, lease or operate its assets and to carry on its business as now conducted. Except as set forth in Schedule 3.15 hereto, the Bank is not now nor has it been in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for such violations, which could not have, individually, or in the aggregate, a Material Adverse Effect on the Bank. The Bank has received no notification or communication from any Governmental Body or the staff thereof (i) asserting that the Bank is in violation of any of the Laws or Orders which such Governmental Body enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Bank), (ii) threatening to revoke any Permits or (iii) requiring the Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in violation by the Bank of, or a failure on the part of the Bank to comply with, any Laws, Orders or Governmental Authorizations, the failure with which to comply could give rise to any obligation on the part of the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Bank has filed all currency transaction reports with respect to all transactions required to be reported under the Bank Secrecy Act and regulations adopted pursuant thereto.

         3.16 Labor Relations. The Bank is not the subject of any Proceeding asserting that the Bank has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving the Bank pending or, to the Knowledge of Bank, threatened, nor to the Knowledge of the Bank, is there any activity involving the Bank's employees seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

         3.17 Employee Benefit Plans.

              (a) The Bank has disclosed on Schedule 3.17 hereto and has delivered or made available to the Company prior to the execution of this Agreement true and complete copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Bank or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Bank and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Bank are eligible to participate (collectively, the "Bank Benefit Plans"). No Bank ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

              (b) All Bank Benefit Plans are in compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable Laws except for such non-compliances which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Bank. Each Bank ERISA Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (and the Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. The Bank is not subject to a Tax imposed by Section 4975 of the Code or a civil penalty imposed by Section 502(i) of ERISA. Neither the Bank nor Premier has knowledge of any fact which would adversely affect the qualification of any of the Bank Benefit Plans, or of any threatened or pending claim against any of the Bank Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Body.

              (c) No "defined benefit plan" (as defined in Section 414(j) of the Code) or any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, maintained at any time by the Bank, or the single-employer plan of any entity which is considered one employer with the Bank under Section 4001 of ERISA or Section 414 of the Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate"), has an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA. The Bank has not provided, or, to it's Knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Code.

              (d) Within the six year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been incurred by the Bank with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. The Bank has not incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Bank Benefit Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

              (e) The Bank has fully complied with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and
Section 4980B of the Code, and the proposed regulations thereunder, whether proposed or final. All reports, statements, returns and other information required to be furnished or filed with respect to the Bank Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the Bank Benefit Plans have been maintained in material compliance with Section 107 of ERISA. Neither the Bank nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Bank Benefit Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

              (f) The Bank has not, with respect to any of the Bank Benefit Plans, nor has any administrator of any of the Bank Benefit Plans, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject the Bank, any of the Bank Benefit Plans, any administrator or trustee or any party dealing with any of the Bank Benefit Plans or any such trusts, to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

              (g) The Bank has no material liability for retiree health and life benefits under any of the Bank Benefit Plans.

              (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Bank from the Bank under any Bank Benefit Plan, (ii) materially increase any benefits otherwise payable under any Bank Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

              (i) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Bank and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

         3.18 Material Contracts. Except as set forth in Schedule 3.18 hereto, the Bank is not a party to, nor is it bound or affected by, nor does it receive benefits under, (i) any employment, severance, termination, consulting or retirement Contract, (ii) any Contract relating to the borrowing of money by Bank or the guarantee by Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the Ordinary Course of Business), (iii) any Contracts which prohibit or restrict Bank from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract which is a financial derivative Contract (including various combinations thereof), (v) any Contract not made in the Ordinary Course of Business, (vi) any Contract relating to capital expenditures and involving future payments which (either alone or when combined with other like Contracts) exceed $20,000, (vii) any Contract involving an Acquisition Proposal or (viii) any Contract which (A) will not be performed within sixty
(60) days of the date of this Agreement, (B) involves future payments by the Bank (whether during the term of any such Contract or in connection with its termination or expiration) in excess of $5,000 or (C) is not cancelable by the Bank without penalty on no more than 30 days' notice. With respect to each Bank
Contract: (i) the Contract is valid and in full force and effect in accordance with its terms; (ii) the Bank is not in Default thereunder; (iii) the Bank has not repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of the Bank or Premier, in Default in any respect or has repudiated or waived any material provision thereunder; (v) no event or condition has occurred or exists (or is alleged to have occurred or existed) which constitutes (or with the lapse of time might constitute) a Default; and (vi) the Contract may be assigned by the Bank (or a Change in Control may occur) without the consent of the other party or parties thereto.

         3.19 Legal Proceedings. There is no Proceeding instituted or pending, or, to the Knowledge of the Bank, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against the Bank, or against any asset, employee benefit plan, interest or right of the Bank, that could have, individually or in the aggregate, a Material Adverse Effect on the Bank, nor are there any Orders of any Governmental Body outstanding against the Bank except for the Memorandum. There is no Proceeding instituted or pending, or to the knowledge of the Bank, threatened (or unasserted but considered probable of assertion) against any officer, director or employee of the Bank arising in connection with actions taken (or omitted to be taken) by such officer, director or employee in his capacity as an officer, director or employee. Schedule 3.19 hereto includes a summary report of all Proceedings as of the date of this Agreement to which the Bank is a party and which names the Bank as a defendant or cross-defendant.

         3.20 Reports. Since January 1, 1999, the Bank has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Body. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of such documents so filed contained any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or intentionally omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.21 Deposits. The deposit records of the Bank accurately reflect the Bank's deposit accounts and are and shall be sufficient to enable the Company to conduct a banking business with respect to the Bank. There are no material uncured violations or violations with respect to which material refunds or restitution may be required with respect to the Bank deposit liabilities and the terms and conditions and other documentation with respect to the Bank deposit liabilities comply in all material respects with all applicable Laws and have been provided to the Company. The Bank deposit liabilities are insured by the FDIC to the full extent provided by Law. The Bank is in material compliance with all terms and conditions and other documentation applicable to the Bank deposit liabilities. To the best of the Bank's Knowledge, there are not (and have not been within the past three years) any "kiting" schemes associated with any of the Bank deposit liabilities.

         3.22 Books and Records. The books of account, general ledger and records of the Bank fairly and accurately in all material respects reflect the assets and liabilities of the Bank in accordance with GAAP consistently applied. The books of account, general ledger and records of the Bank (i) are maintained by the Bank substantially in accordance with applicable legal and accounting requirements and (ii) reflect only actual transactions. The Bank's records and other information provided in accordance with this Agreement will accurately reflect in all material respects the book value of the assets and liabilities referred to therein as of their respective dates, recorded at their historical cost and depreciated or otherwise adjusted in accordance with the Bank's historical accounting policies, all in accordance with GAAP consistently applied.

         3.23 Safe Deposit Boxes. The Bank is in compliance with the terms and conditions of the applicable leases or other agreements relating to the safe deposit boxes currently offered or maintained in connection with the safe deposit business conducted by the Bank.

         3.24 Statements True and Correct.

              (a) Neither this Agreement, nor any Exhibit, Schedule or document delivered by the Bank to the Company in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

              (b) All of the information supplied or to be supplied by the Bank expressly for inclusion in any filing with any Governmental Body in connection with the transactions contemplated hereby will be true, correct and complete and will comply as to form in all material respects with the provisions of applicable Law.

         3.25 Regulatory Matters. The Bank has no Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in Section 7.1(b) of this Agreement.

         3.26 Brokers' or Finders' Fees. Apart from Baxter Fentriss and Company, no agent, broker or other Person acting on behalf of the Bank or Premier or under the authority of either is or shall be entitled to any commission, broker's or finder's fee in connection with any of the transactions contemplated by this Agreement. Any fees owed Baxter Fentriss and Company in connection with this Agreement and the transactions contemplated hereunder shall be the sole obligation of Premier.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company hereby makes to the Bank and Premier the following representations and warranties as of the date hereof, and as of all times throughout the term of this Agreement:

         4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Kentucky, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         4.2  Authority; No Breach by Agreement.

              (a) The Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. Subject to the receipt of all Consents required from Governmental Bodies and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement by the Bank and Premier, this Agreement each represents a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

              (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of the Company's Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Encumbrance on any material asset of the Company under, any Contract or Governmental Authorization of or applicable to the Company except for such Defaults and Encumbrances which will not, and for such Consents which, if not obtained, will not have, individually or in the aggregate, a Material Adverse Effect on the Company, or
(iii) subject to receipt of the requisite Consents referred to in Section 7.1(b) hereof, violate any Law or Order applicable to the Company or any of its material assets.

              (c) Other than (i) Consents required from Governmental Bodies, and (ii) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no notice to, filing with, or Consent of, any Governmental Body is necessary for the consummation by the Company of the transactions contemplated in this Agreement.

         4.3 Financial Resources. The Company has the available financial resources to satisfy its obligations hereunder.

         4.4 Regulatory Matters. The Company has no Knowledge of any fact or circumstance respecting the Company that is reasonably likely to materially impede or delay receipt of any Consents of Governmental Bodies referred to in
Section 7.1(b) of this Agreement.

         4.5 Brokers' or Finders' Fees. No agent, broker or other Person acting on behalf of the Company or under its authority is or shall be entitled to any commission, broker's or finder's fee in connection with any of the transactions contemplated by this Agreement.

         4.6  Statements True and Correct.

              (a) Neither this Agreement, nor any Exhibit, Schedule or document delivered by the Company to the Bank or Premier in connection with this Agreement or any of the transactions contemplated hereby contains or shall contain an untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

              (b) None of the information supplied or to be supplied by the Company in connection with documents to be filed by the Company with any Governmental Body in connection with the transactions contemplated hereby, will, at the respective time such documents are filed be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with any Governmental Body in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.


                                    ARTICLE 5
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         5.1 Affirmative Covenants of the Bank and Premier. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Bank shall use its best efforts to (and Premier shall use its best efforts to insure that the Bank will) (i) operate its business only in the Ordinary Course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         5.2 Negative Covenants of the Bank and Premier. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Bank covenants and agrees that it will not permit, do or agree or commit to do (and Premier covenants and agrees that it will not permit the Bank to do) any of the following without the prior written consent of the chief executive officer, president or chief financial officer of the Company, which consent may be withheld for any reason or no reason:

              (a) amend the Articles of Incorporation, Bylaws or other governing instruments of the Bank;

              (b) (i) incur any Funded Debt, (ii) impose, or suffer the imposition of, on any material asset (or assets) of the Bank, any Encumbrance or permit any such Encumbrance to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the Ordinary Course of Business and the satisfaction of legal requirements in the exercise of trust powers), or (iii) guarantee or become a surety or otherwise contingently liable for any obligations of others;

              (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any Bank Shares or declare, set aside or pay any dividend or make any other distribution in respect of Bank Shares;

              (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue capital stock, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of the Bank, or any other Right to acquire any such stock, or any security convertible into any such stock;

              (e) adjust, split, combine or reclassify any capital stock of the Bank or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Bank capital stock, or sell, lease or transfer in any fashion assets having in the aggregate a book value in excess of $5,000 other than in the Ordinary Course of Business for reasonable and adequate consideration;

              (f) except for purchases of investment securities acquired in the Ordinary Course of Business consistent with past practices, purchase any securities or make any investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the Ordinary Course of Business, or
(ii) acquisitions of control in its fiduciary capacity;

              (g) grant any increase in compensation or benefits to the employees, directors or officers of the Bank or pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Bank; grant any increase in fees or other increases in compensation or other benefits to directors of Bank; or voluntarily accelerate the vesting of any employee benefits;

              (h) enter into any employment Contract between the Bank and any Person;

              (i) adopt any new employee benefit plan of or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor shall the Bank make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan;

              (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

              (k) commence any Proceeding or settle any Proceeding involving any liability of the Bank for material money damages or restrictions upon the operations of the Bank;

              (l)   a Change in Control;

              (m) except in the Ordinary Course consistent with past practices, enter into, modify, amend or terminate any Contract or waive, release, compromise, or assign any material rights or claims thereunder; or

              (n) encourage or solicit any Bank customer or depositor to replace or diminish his relationship with the Bank by virtue of entering into (or enhancing) a relationship with an Affiliate of the Bank or Premier.

         5.3 Adverse Changes in Condition. The Bank agrees to give written notice promptly to the Company upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) could have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 7 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

         5.4 Reports. The Bank shall file all reports required to be filed by it with Governmental Bodies between the date of this Agreement and the Effective Time and shall deliver to the Company copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports, such financial statements will fairly present the consolidated financial position of the Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Bank for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material). The Bank shall deliver to the Company not less than every two weeks a list of all of its paid-off loans, loan reductions, new loans or increases in existing loans to customers setting forth the amounts of such loans, the collateral securing such loans, and any other matters or information concerning such loans as the Company shall reasonably request. The Bank shall deliver to the Company not less than monthly an Allowance For Loan Losses Adequacy Analysis in the form attached hereto as Exhibit A.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 Applications. The Company shall prepare and file, and the Bank and Premier shall cooperate in the preparation and, where appropriate, filing of, applications with all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five days prior to each filing, the Company shall provide the Bank, Premier and their counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Governmental Bodies in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         6.2 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         6.3 Investigation and Confidentiality.

              (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the transactions contemplated hereunder and shall permit the other Parties to make or cause to be made such investigation of its business and properties and of its respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party or its respective representatives shall affect the representations and warranties of any other Party.

              (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Governmental Bodies) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information,
(b) in the public domain through no fault of such receiving Party or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 6.1 and 6.2 hereof, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party's representatives who need such documents or information in connection with this Agreement and the transactions contemplated hereby and the Parties agree to cause each of the foregoing to agree to be subject to and bound by the confidentiality provisions hereof; provided, however, that nothing in this Agreement shall be construed to prohibit the Company from informing other Persons of this Agreement and the Company's intention of negotiating following the Closing Date of the sale and assignment of certain of the assets and liabilities associated with the Bank's offices in Bath County, Kentucky.

              (c) If applicable, the Bank shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with the Bank to preserve the confidentiality of the information relative to the Bank provided to such Persons and their Affiliates and representatives.

              (d) Any communication (whether oral or written) received by the Bank or Premier from the FRB, the Department, the FDIC or other Governmental Body which relates in any way to the Bank shall be promptly communicated and made available to Company.

         6.4 Press Releases. Prior to the Effective Time, the Bank, Premier and the Company shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 6.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         6.5 No Shop. Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement and until the Effective Time or the termination of this Agreement, neither the Bank nor Premier nor any of their representatives shall directly or indirectly solicit, initiate or encourage any Acquisition Proposal by any Person or discuss any Acquisition Proposal with any other Person. Neither the Bank nor Premier nor their representatives shall furnish any non-public information that it is (or they are) not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal. The Bank and Premier shall promptly notify the Company orally and in writing in the event that either receives any Acquisition Proposal or inquiry related thereto. The Bank and Premier shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use reasonable efforts to cause all of their representatives not to engage in any of the foregoing.

         6.6 Insurance. The Bank shall procure, maintain and carry in full force and effect, with financially sound and reputable insurers, general liability, public liability, workers' compensation liability and property damage insurance with respect to its actions and operations to such extent, in such amounts, and with such deductibles as is commonly carried by prudent persons similarly situated. The Bank shall provide the Company with copies of certificates of insurance evidencing its due compliance with the requirements of this Section. Without limiting the generality of the foregoing, the Bank shall obtain and maintain standard "banker's blanket bond insurance" protecting it from a loss caused, in whole or in part, by the act or failure to act, or omission of any officer, employee, agent or independent contractor of the Bank. The Bank shall maintain at all times insurance on its deposits from the FDIC to the maximum extent the FDIC is authorized to insure deposits.

         6.7  Obligations.  The Bank shall pay in full:

              (a) Prior in each case to the respective dates when penalties would attach, all Taxes (excepting only those as shall be contested in good faith by appropriate and timely legal proceedings and as to which adequate reserves or other provision shall be established on its books in accordance with
GAAP) assessed or asserted against it or any of its property;

              (b) Except with respect to obligations for Funded Debt, on or prior to their respective due dates or performance dates, obligations and liabilities for which it may be or become liable or to which any or all of its properties may be or become subject; and

              (c) On or prior to their respective due dates, all obligations due on account of any Funded Debt.

         6.8 Performance of Contracts. Unless disputed in good faith (and so long as such dispute does not give rise to any default thereunder or materially affect the obligation of any party thereto), the Bank shall timely comply with and fully perform all of its Contracts and valid obligations to and with all Persons and shall not commit or permit to be committed any Default which could
(i) have a Material Adverse Effect upon it, (ii) impair the ability of the Bank to perform hereunder or (iii) result in an Encumbrance upon any of its assets.

         6.9 Resignations. The Bank and Premier shall use all reasonable efforts to deliver at the Closing written resignations of all members of the Board of Directors of the Bank requested by the Company prior to the Closing Date. Neither the Company nor the Bank shall be responsible for any Adverse Consequences associated with any such resignations, including, without limitation, any rights any such directors may have pursuant to any Bank Benefit Plan.

         6.10 Tax Election. Each Party hereby consents and agrees to the making of a Section 338(h)(10) election under the Code and agrees to file timely all returns and timely take all other actions required to enable the making of such election.

         6.11 Sale of Participations.

               (a) Prior to the Closing, the Bank and Premier shall arrange for and effect the sale by the Bank, for the face amount thereof, of the following Bank loan participation interests:

                     (i) a 24.11% participation in an advance of up to $725,000 to C.J. Hughes Construction Company, Inc. pursuant to Loan Participation Agreement dated February 18, 2003 ($697,406.61 principal balance at January 26,
2004); and

                     (ii) a 19.04% participation in an advance of up to $500,000 to 4th Leaf, LLC pursuant to Loan Participation Agreement dated March 29, 2000 ($460,964.08 principal balance at January 26, 2004).

               (b) Immediately after the Closing, Premier shall purchase from the Bank the Bank's participation in the maximum amount of $500,000 in a loan to Miller Family Limited Partnership, LLC pursuant to that certain Loan Participation Agreement dated April 28, 2000 ($371,942.32 principal balance at January 31, 2004), for a purchase price equal to the sum of (i) $273,420 plus
(ii) 26.04% of any gain realized upon any sale of collateral securing said loan.

         6.12 Loan Balance Verification. The Bank shall deliver to each of its borrowers a loan verification form provided by the Company requesting an affirmative response from each borrower verifying the then-current balance of such borrower's Bank loan. The results of such verification requests shall be promptly provided to the Company.

         6.13 Dormant Account Balance Verification. The Bank shall deliver to each of its depositors who maintain a depository account of whatever nature with the Bank which has had no transaction activity during the six (6) months prior to the date of this Agreement, a balance verification form provided by the Company requesting an affirmative response from such depositors verifying the then-current balances of such depositors' accounts. The results of such verification requests shall be promptly provided the Company.

         6.14 Adequacy Analysis. The Bank shall deliver the Adequacy Analysis to the Company at the Closing.


                                    ARTICLE 7
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         7.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5 hereof:

              (a) Shareholder Approval. The shareholders of any Person legally required to approve this Agreement shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, as and to the extent required by Law, or by the provisions of any governing instruments;

              (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Governmental Bodies required for consummation of the transactions contemplated hereunder shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Governmental Body which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner deemed to be unacceptable by Company in its sole discretion; and

              (c) Legal Proceedings. No Person, court or Governmental Body of competent jurisdiction shall have sought, enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal (or seeks to prohibit, restrict or make illegal) consummation of the transactions contemplated by this Agreement.

         7.2 Conditions to Obligations of the Company. The obligations of the Company to perform this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 10.5(a) hereof:

              (a) Representations and Warranties. The representations and warranties of the Bank and Premier set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of the Bank and Premier such that the aggregate effect of such inaccuracies has had or could have a Material Adverse Effect on the Bank, provided that for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material " or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

              (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

              (c) Certificates. Each of the Bank and Premier shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 7.2(a) and 7.2(b) hereof have been satisfied, and (ii) certified copies of resolutions duly adopted by the Board of Directors and (if applicable) shareholders of the Bank and Premier evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company shall request.

              (d) Consents and Approvals. The Bank and Premier shall have obtained any and all Consents required for consummation of the transactions contemplated hereunder (other than those set forth in Section 7.1(b) hereof) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Bank or the Company.

              (e) Legal Opinion. The Bank and Premier shall have delivered to the Company an opinion of counsel from Huddleston, Bolen, Beatty, Porter & Copen, LLP, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to Company, to the effect that:

                    (i) The Bank is a Kentucky banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky;

                    (ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Bank and Premier, and constitutes a valid and binding obligation of the Bank and Premier, enforceable in accordance with its terms; and

                    (iii) The execution, delivery and performance of this
                          Agreement, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of the Bank and Premier.

              (f) No Material Adverse Effect. Without intending to limit in any manner the provisions of Section 7.2(a) hereof, there shall have been no events, changes or occurrences after the date of this Agreement which have had or could have, individually or in the aggregate, a Material Adverse Effect on the Bank.

              (g) No Governmental Body Restrictions. No Governmental Body shall have imposed (or communicated to the Bank or Premier the intention of imposing) restrictions or sanctions on the Bank, which are unacceptable to the Company in its sole discretion.

              (h) Noncompetition Agreement. The Noncompetition Agreement shall have been executed and delivered by all parties thereto.

              (i) Tax Matters. The Company shall have received a written opinion of counsel from Stoll, Keenon & Park, LLP, in form and substance reasonably satisfactory to the Company, substantially to the effect that the transactions contemplated hereunder will result in no adverse tax consequences for Company.

              (j) Fifth Third Encumbrances. The Fifth Third Encumbrances shall have been released, discharged and satisfied in full.

              (k) Loan Verification. At least thirty percent (30%) of the loan verification requests required pursuant to Section 6.12 hereof shall have been responded to by the respective Bank borrowers in a manner affirming the balances reflected on the books of the Bank respecting such loans.

         7.3 Conditions to Obligations of the Bank and Premier. The obligations of the Bank and Premier to perform their obligations under this Agreement and consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Bank and Premier pursuant to
Section 10.5(b) hereof:

              (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).

              (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with by the Company pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

              (c) Certificates. The Company shall have delivered to the Bank and Premier (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer or treasurer, to the effect that the conditions of its obligations set forth in Sections 7.3(a) and 7.3(b) hereof have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

              (d) Legal Opinion. The Company shall have delivered to the Bank and Premier an opinion of counsel from Stoll, Keenon & Park, LLP, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to the Bank and Premier, to the effect that:

                    (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky;

                    (ii) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company, and (assuming this Agreement is a binding obligation of the Bank and Premier) constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms; and

                    (iii) The execution, delivery and performance of this
                          Agreement, and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of the Company.

                                    ARTICLE 8
                                   TERMINATION

         8.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Effective Time:

              (a) By mutual consent of the Boards of Directors of the Company, the Bank and Premier;

              (b) By the Board of Directors of the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the Bank or Premier contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the Bank and Premier of such inaccuracy and which inaccuracy would provide the Company the ability to refuse to consummate the transactions contemplated hereunder under the applicable standard set forth in Section 7.2(a) of this Agreement;

              (c) By the Board of Directors of Premier (provided that neither the Bank nor Premier is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the Company contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such inaccuracy and which inaccuracy would provide Premier the ability to refuse to consummate the transactions contemplated hereunder under the applicable standard set forth in
Section 7.3(a) of this Agreement;

              (d) By the Board of Directors of the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the Bank or Premier of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the Bank and Premier of such breach;

              (e) By the Board of Directors of Premier (provided that neither the Bank nor Premier is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the Company of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach;

              (f) By the Board of Directors of Company or the Board of Directors of Premier in the event any Consent of any Governmental Body required for consummation of the transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal;

              (g) By the Company in the event any Consent of any Governmental Body required for consummation of the transactions contemplated hereby shall have been denied or is granted upon satisfaction of conditions unacceptable in the sole judgment of the Company, or in the event that at any time prior to the Closing Date it shall become reasonably certain to the Company, with the advice of counsel, that a required Consent of a Governmental Body for consummation of the subject transactions will not be obtained; or

              (h) By the Board of Directors of the Company or the Board of Directors of Premier in the event that the Closing shall not have occurred by July 31, 2004, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 8.1(h) or should the failure to consummate by that date be due to or arising out of Proceeding to which the Parties, or any of them, are a Party, then such date shall be extended until forty-five (45) days after the final termination or resolution of such Proceeding.

         8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 of this Agreement, this Agreement shall become void and have no effect, and none of the Company, the Bank or Premier or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that the provisions of this Section 8.2, Section 9.1, Section 9.2, Section 9.3, Section
10.1 and Section 10.2 of this Agreement shall survive any such termination and abandonment.


                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Survival. Except as expressly provided in this Agreement, all representations, warranties, covenants, agreements and indemnification obligations made and incurred hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and any investigation made at any time with respect thereto and continue in effect until the Termination Date (except for intentional misrepresentations or intentional failures to perform or comply with any covenant or agreement herein, in which cases the subject representations, warranties, covenants, agreements and indemnification obligations shall continue indefinitely) and be enforceable and shall not be deemed to merge or terminate in connection with (or by virtue of) the purchase by the Company of the Bank Shares hereunder.

         9.2 Company Indemnification. Premier hereby agrees to indemnify and defend and hold harmless the Company and its Affiliates, directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the "Company Indemnified Persons") against and in respect of any and all Adverse Consequences incurred, suffered, sustained or required to be paid by a Company Indemnified Person resulting or arising from or incurred in connection with: (i) any misrepresentation, breach of warranty, breach of representation, or non-fulfillment or non-performance of any agreement, covenant or condition on the part of the Bank or Premier made herein or to be performed, complied with or fulfilled under this Agreement; or (ii) any Proceeding incident to any of the foregoing. This indemnity obligation on the part of Premier shall survive the termination, expiration or cancellation of this Agreement for any reason whatsoever.

         9.3 Bank Indemnification. The Company hereby agrees, to indemnify and defend and hold harmless the Bank, Premier and their Affiliates, directors, officers, employees, managers, members and agents and their successors and assigns (collectively, the "Bank Indemnified Persons") against and in respect of any and all Adverse Consequences incurred, suffered, sustained or required to be paid by a Bank Indemnified Person resulting or arising from or incurred in connection with: (i) any misrepresentation, breach of warranty, breach of representation, or non-fulfillment or non-performance of any agreement, covenant or condition on the part of the Company made herein or to be performed, complied with or fulfilled under this Agreement; or (ii) any Proceeding incident to any of the foregoing. This indemnity obligation on the part of Company shall survive the termination, expiration or cancellation of this Agreement for any reason whatsoever.

         9.4 Indemnification Procedures.

              (a) Whenever a Company Indemnified Person or Bank Indemnified Person (an "Indemnified Person") becomes aware that it has a claim for indemnity under Section 9.2 or 9.3 hereof or that any claim is threatened or asserted against it that would occasion the indemnification described in Section 9.2 or
9.3 (a "Covered Claim"), such Indemnified Person shall promptly provide the indemnifying Party with a notice (a "Claim Notice") of such Covered Claim pursuant to the provisions of Section 10.7 hereof. Each Claim Notice shall describe in reasonable detail the Indemnified Person's understanding of (and basis for) the Covered Claim, the Person threatening or asserting it, the relief sought and the basis for indemnification hereunder with respect thereto.

              (b)   In connection with any Covered Claim the indemnifying
Party, provided that it shall have acknowledged in writing its obligation to provide indemnification in respect of such Covered Claim, shall have the right (without prejudice to the right of any Indemnified Person to participate at its expense through counsel of its own choosing) to defend or prosecute such Covered Claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following receipt by it of a Claim Notice or such shorter time period as required so that the interests of the Indemnified Person would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying Party and an Indemnified Person and the Indemnified Person shall have reasonably concluded that counsel selected by the indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Person, the Indemnified Person shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying Party. If the indemnifying Party does not choose to defend or prosecute any such claim asserted by a Person for which any Indemnified Person would be entitled to indemnification hereunder, then the Indemnified Person shall be entitled to recover from the indemnifying Party, on a monthly basis, all of its attorneys' fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If the indemnifying Party assumes the defense of any such claim, the indemnifying Party will hold the Indemnified Person harmless from and against any and all Adverse Consequences arising out of any settlement approved by indemnifying Party or any Order in connection with such Covered Claim or Proceeding. Notwithstanding the assumption of the defense of any Covered Claim by the Indemnified Person pursuant to this Section 9.4(b) the indemnifying Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld). The indemnifying party shall be subrogated to the rights that the Indemnified Person has against third parties with respect to any subject Covered Claim.

              (c) The indemnifying Party and the Indemnified Person shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Indemnified Person shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for Adverse Consequences for which indemnification is provided pursuant to Section 9.3 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 9.4(c).

              (d)   It is not a condition precedent to recovery under this
Article 9 for an Indemnified Person to first seek a contractual, statutory or common law remedy against any indemnifying Party in order to provide a Claim Notice. No Indemnified Person is under any obligation to pursue any claims against an indemnifying Party.

         9.5 Restrictions on Scope and Duration of Indemnification.

              (a) The amount of indemnity payable hereunder shall be calculated after giving effect to (i) the actual tax impact when realized on the Indemnified Person with respect to the subject Covered Claims and (ii) any proceeds received under insurance policies covering the subject Covered Claims.

              (b) With respect to any Covered Claim involving Adverse Consequences arising from Subject Bank Loans (the "Loan Adverse Consequences"), the amount of indemnity payable hereunder by Premier shall be offset as follows:

                    (i) With respect to any Impaired Loan, the Loan Adverse Consequences in question shall be offset by the portion of the applicable Grade Category Reserve specifically attributable to such Impaired Loan;

                    (ii) With respect to any Non-Impaired Loan, the Loan Adverse Consequences in question shall be offset by an equivalent amount from the sums remaining (if any) from the difference between (A) the applicable Grade Category Reserve, less (B) any sums previously used from such Grade Category Reserve to offset Loan Adverse Consequences pursuant to this Section 9.5(b)(ii); and

                    (iii) Following any offset against Loan Adverse Consequences as specified in Section 9.5(b)(i) and (ii) above, any remaining Loan Adverse Consequences shall be offset by an equivalent amount from the sums remaining (if any) from the difference between (A) the Current Excess Amount, less (B) any sums previously used from the Current Excess Amount to offset Loan Adverse Consequences pursuant to this Section 9.5(b)(iii).

         Any remaining Loan Adverse Consequences after offset pursuant to Sections 9.5(b)(i), (ii) and (iii) above shall then be indemnifiable pursuant to Sections 9.5(c) and (d) below.

              (c) No Company Indemnified Person or Bank Indemnified Person shall be entitled to be indemnified hereunder for any Adverse Consequences respecting a Covered Claim until the total of all Adverse Consequences respecting Covered Claims for Company Indemnified Persons or Bank Indemnified Persons, as applicable, exceeds $250,000.

              (d) Subject to Section 9.5(e) below, the aggregate and total liability of Premier pursuant to Section 9.2 hereof or the Company pursuant to
Section 9.3 hereof shall in no event exceed (i) $4,000,000 with respect to Covered Claims for which Claim Notices are provided on or before the date one hundred twenty (120) days following the Closing Date, (ii) $3,000,000 with respect to Covered Claims for which Claim Notices are provided after the date one hundred twenty (120) days following the Closing Date but on or before the date two hundred forty (240) days following the Closing Date and (iii) $2,000,000 with respect to Covered Claims for which Claim Notices are provided after the date two hundred forty (240) days following the Closing Date but on or before the Termination Date. Subject to Section 9.5(e) below, the Parties agree that in no event shall the aggregate and total liability of Premier pursuant to
Section 9.2 hereof or the Company pursuant to Section 9.3 hereof exceed $4,000,000.

              (e) Notwithstanding anything contained in this Agreement to the contrary, the rights of a Indemnified Person to be indemnified, defended and held harmless in connection with any intentional misrepresentation hereunder or any intentional failure to perform or comply with any covenant or agreement hereunder shall not be subject to the restrictions or scope and duration set forth in Sections 9.5(c) and 9.5(d) above, and shall survive the Closing indefinitely.

              (f) Subject to Section 9.5(e) above, all rights of Company Indemnified Persons or Bank Indemnified Persons to be indemnified and held harmless pursuant to Section 9.2 or 9.3 hereof shall survive and continue in full force and effect until the Termination Date, at which time said rights shall terminate; provided, however, that such rights shall remain in full force and effect following the Termination Date with respect to any Covered Claim which is the subject of a Claim Notice provided by a Indemnified Person on or prior to the Termination Date.


                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Expenses.

              (a) Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

              (b) Nothing contained in this Section 10.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         10.2 Brokers and Finders. Apart from Premier's employment of Baxter Fentriss and Company, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         10.3 Entire Agreement; Benefits of Agreement. This Agreement constitutes the complete and exclusive agreement between the Parties with respect to the transactions contemplated hereunder and concedes and supersedes all prior arrangements or understandings with respect thereto, written or oral, between the Parties (including, without limitation, that certain Confidentiality Agreement among the Parties hereto dated as of October 1, 2003). Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.4 Amendments. To the extent permitted by Law, this Agreement may be amended, only by a subsequent writing signed by each of the Parties, upon the approval of the Board of Directors of each of the Parties, whether before or after shareholder approval (if applicable) of this Agreement has been obtained.

         10.5 Waivers.

              (a) Prior to or at the Effective Time, the Company, acting through its Board of Directors or chief executive officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Bank or Premier, to waive or extend the time for the compliance or fulfillment by the Bank or Premier of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of the Company.

              (b) Prior to or at the Effective Time, the Bank and Premier, acting through the Board of Directors or chief executive officer of Premier, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of Premier.

              (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         10.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         10.7 Notices. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, (ii) if sent by registered mail, return receipt requested, postage prepaid, (iii) if sent by a nationally recognized overnight courier or
(iv) if sent by facsimile transmission, to the following addresses and numbers:

         Company:                 Farmers Capital Bank Corporation
                                  G. Anthony Busseni, President
                                  202 West Main Street
                                  Frankfort, Kentucky 40601
                                  Facsimile Number:  (502) 227-1629

         Copy to Company
           Counsel:               Stoll, Keenon & Park, LLP
                                  J. David Smith, Jr.
                                  300 West Vine Street, Suite 2100
                                  Lexington, Kentucky 40507
                                  Facsimile Number:  (859) 246-3662

         Bank:                    Citizens Bank (Kentucky), Inc.
                                  David F. Roberts, President
                                  120 North Hamilton Street
                                  Georgetown, Kentucky 40324
                                  Facsimile Number:  (502) 863-7503

         Premier:                 Premier Financial Bancorp, Inc.
                                  Robert W. Walker, President
                                  2883 5th Avenue
                                  Huntington, West Virginia 25702
                                  Facsimile Number:  (304) 525-9701

         Copy to Bank and
           Premier Counsel:       Huddleston, Bolen, Beatty, Porter & Copen, LLP
                                  Attn:  Thomas J. Murray
                                  611 Third Avenue
                                  Huntington, West Virginia 25722
                                  Facsimile Number: (304) 522-4312

or, as to each party, at such other address or number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.7. All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail, (iii) on the date following the date sent by overnight courier if delivered by overnight courier or (iv) the date sent by facsimile if delivered by facsimile transmission on or before 2:30 p.m. EST (if received by facsimile after 2:30 p.m. EST, then the following day).

         10.8 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the Commonwealth of Kentucky, without regard to its principles of conflicts of law or choice of law.

         10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any such counterpart may be delivered through facsimile transmission provided the original thereof is promptly delivered to the Parties hereto.

         10.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         10.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         10.12 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

         10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.14 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law, Order, or otherwise.

         10.15 Disclosure on Schedules. Any document referred to on any Schedule attached to this Agreement shall be deemed to modify, qualify, limit or amend only those representations and warranties of Premier and the Bank herein which specifically refer to such Schedule, and no such document (or any information contained therein) shall be deemed in any fashion to modify, qualify, limit or amend any other representation or warranty of Premier or the Bank made in (or in connection with) this Agreement.

                                    FARMERS CAPITAL BANK CORPORATION

                                     /s/ G. Anthony Busseni
                                    -----------------------------------------
                                    G. Anthony Busseni
                                    President

                                    CITIZENS BANK (KENTUCKY), INC.

                                     /s/ David F. Roberts
                                    -----------------------------------------
                                    David F. Roberts
                                    President

                                    PREMIER FINANCIAL BANCORP, INC.

                                     /s/ Robert W. Walker
                                    -----------------------------------------
                                    Robert W. Walker
                                    President

                                   EXHIBIT A
                                   ---------

Citizens Bank (Kentucky)
Allowance for Loan Losses
Adequacy Analysis
January 31, 2004

                                   Loans                            Reserve
                                Outstanding           Factor      Requirement

  Residental Mortgages (Call Report RC-C 1c)
    Grade 1                    $    23,644.96          0.00%      $        -
    Grade 2                                -           0.66%               -
    Grade 3                     12,316,918.47          1.33%       163,232.74
    Grade 4                      2,530,179.70          3.00%        75,905.39
    Grade 5                      1,778,263.79          5.00%        88,913.19
    Grade 6                        710,474.95         15.00%       106,571.24
                                -------------                    ------------
                                17,359,481.87                      434,622.56

Consumer Installment Loans (RC-C 6c)
    Grade 1                    $   864,519.39          0.00%    $          -
    Grade 2                                -           1.25%               -
    Grade 3                      4,796,926.55          2.50%       119,740.08
    Grade 4                        310,014.63          3.00%         9,300.44
    Grade 5                         53,950.11          5.00%         2,697.51
    Grade 6                        174,967.94         15.00%        26,245.19
                                -------------                    ------------
                                 6,200,378.62                      157,983.22

All Other Loans
    Grade 1                    $   108,745.87         0.00%     $          -
    Grade 2                                -          1.03%                -
    Grade 3                     24,448,690.43         2.06%        503,212.17
    Grade 4                      1,332,564.80         3.00%         39,976.94
    Grade 5                        389,908.22         5.00%         19,495.41
    Grade 6                        347,341.78        15.00%         52,101.27

Impaired Loans
    Grade 6 over $100,000      $ 1,231,396.95                   $  251,758.00
    Grade 7                        761,403.35                      395,369.00
    Grade 8                         43,919.94                       43,920.00
SBA/USDA Guaranteed Loans        2,208,341.86                              -
Credit Cards                               -          6.32%                -
Overdrafts and Checking Plus       147,142.84         2.06%          3,028.55
Home Equity Lines of Credit        924,300.87         2.06%         19,024.31

  Totals                       $55,503,617.40                   $1,920,491.43

  Current balance in Reserve                          3.90%     $2,165,768.27
                                                                -------------
  Current excess (deficiency)                                   $  245,276.84
                                                                =============

  GL Net Loan Total            $53,341,426.63
  Unearned Interest ILA                  3.32
  Loan Loss Reserve              2,165,768.27
  Loan Balance Adjustments          (3,580.82)
                               --------------
                               $55,503,617.40
                               ==============

                                    EXHIBIT B
                                    ---------

                               CONFIDENTIALITY AND
                            NONCOMPETITION AGREEMENT

         THIS CONFIDENTIALITY AND NONCOMPETITION AGREEMENT is made as of ______________, 2004 between (i) FARMERS CAPITAL BANK CORPORATION, a Kentucky corporation with its principal executive offices located at 202 West Main Street, Frankfort, Kentucky 40601 ("Company") and (ii) PREMIER FINANCIAL BANCORP, INC., a West Virginia corporation with its principal executive offices located at 2883 5th Avenue, Huntington, West Virginia 25702 ("Premier").

                                    RECITALS

         A. Contemporaneously herewith pursuant to that certain Stock Purchase Agreement dated February __, 2004 (the "Purchase Agreement") between Company, Premier and Citizens Bank (Kentucky), Inc. ("Bank"), Company is acquiring Bank through the purchase from Premier of all outstanding shares of capital stock of the Bank (the "Acquisition").

         B. Under the Acquisition, all of the Bank Shares are being acquired by Company for the aggregate cash sum of $14,500,000.

         C. Company's acquisition of Bank through the Acquisition was induced in part by the expectation that, for a reasonable period of time, Premier would refrain from competing with Company within the Territory.

         D. Premier acknowledges and agrees that (i) an indispensable part of the consideration for the purchase by Company under the Acquisition of the Bank Shares is the execution of this Agreement, (ii) the execution of this Agreement is a condition to the consummation of the Acquisition under the Purchase Agreement, and (iii) it is appropriate for Company to protect its confidential interests, and the confidential interests of the Bank, following the Acquisition.

            1. Confidentiality Agreement.

               (a) Confidential Information. Except for disclosures required by Law, Premier shall not disclose or use or otherwise exploit (for its own benefit or the benefit of any other Person) at any time, any Confidential Information of which Premier has heretofore become aware. For purposes of this Agreement, "Confidential Information" shall mean all non-public, proprietary technical, commercial and business information of the Bank, including, but not limited to, manner of operations, financial information, employee lists and records (including lists of employees of the Bank's customers and clients), the identity of Bank customers and clients, loan or deposit information, contractual agreements between the Bank and any Persons, contents of any and all applications to Governmental Bodies, and comments of such Governmental Bodies and the Bank's response thereto and any and all examination reports of Governmental Bodies. "Confidential Information" shall not include information that became generally known or available by publication, commercial use or otherwise through no fault of Premier.

               (b) Injunctive Relief; Invalidity of Any Provision. Premier acknowledges that its breach of any covenant contained in this Section 1 will result in irreparable injury to Company, Bank and any of their Affiliates and that the remedy of such Persons at Law for such a breach will be inadequate. Accordingly, Premier agrees and consents that any of Company, Bank or any of their Affiliates, in addition to all other remedies available to any of them at Law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Premier of any covenant contained in this Section 1. If any provision of this Section 1 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable Law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

               (c) Rights Cumulative. The rights and remedies of Company and Bank under this Section 1 are in addition to, and cumulative of, any other rights and remedies that either may have, whether by Law or by equity.

               (d) Survival. The provisions of this Section 1 shall survive f or a period of two (2) years.

            2. Restrictive Covenants.

               (a) Acknowledgments. Premier acknowledges that (i) its status as the sole shareholder of Bank has placed it in a position of confidence and trust with the customers and employees of the Bank and has allowed it access to Confidential Information, (ii) it will benefit from the consummation of the Acquisition, (iii) the nature and periods of restrictions imposed by the covenants contained in this Section 2 are fair, and reasonable and necessary to protect and preserve for Company the benefits of its acquisition of Bank, (iv) Company and its Affiliates would sustain great and irreparable loss and damage if Premier were to breach any of such covenants, (v) Company and its Affiliates conduct (or, following the Company's acquisition of the Bank Shares, will conduct) their business actively in and throughout the entire Territory, and
(vi) the Territory is reasonably sized because the business of Company and its Affiliates are scattered over a wide geographical area, and require the entire Territory for profitable operations.

               (b) Covenants. Having acknowledged the foregoing, Premier covenants and agrees with Company that it will not, directly or indirectly, for a period of two (2) years following the date hereof, (i) solicit, divert or appropriate to itself or any other Person, or attempt to solicit or divert or appropriate to itself or any other Person, any business or services (similar in nature to any portion of the Business) of any Person who (A) maintained a deposit, demand, sweep or loan account with the Bank, (B) was a party to a repurchase agreement with the Bank, (C) borrowed money from the Bank pursuant to a loan which was subsequently sold by the Bank on the secondary market or (D) was an employee or an agent of the Bank, at any time during the six (6) months prior to the date of this Agreement or (ii) own, manage, operate, join, control, assist, participate in or be connected in any way with, directly or indirectly, as shareholder, partner, proprietor, joint venturer, member, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in any portion of the Business within the Territory or in competition within the Territory with the Business of Company or any Affiliate thereof. The parties hereto acknowledge that, as of the date of this Agreement, Premier Subsidiaries have customers in the Territory who are not material (defined for these purposes as having one or more depository, loan or other relationships with the Bank which individually or in the aggregate exceed $5,000) customers of the Bank and desire to exclude such Subsidiaries from the operation of this Agreement as it relates to customers of such Subsidiaries in the Territory who are not customers of the Bank. The parties further acknowledge that this Section 2(b) shall not be deemed to prohibit any marketing, media or customer solicitation campaign not targeted solely or principally at customers of the Bank or citizens of Scott County or Bath County and which campaign makes use of broadcast media such as radio or television or mass mailings; provided, however, that the use of a mass mailing directed to only citizens of Scott County or Bath County, Kentucky or to Bank customers, as well as the distribution of handbills, use of a billboard or advertisement in a newspaper of local circulation in Scott County or Bath County, Kentucky shall be prohibited hereunder.

               (c)  Definitions. For purposes of this Agreement,

                    (i) The "Territory" shall mean that area comprised of Scott County, Kentucky and Bath County, Kentucky; and

                    (ii) The "Business" shall mean the banking, mortgage banking, or finance business, and all activities and enterprises reasonably related thereto.

               (d) Injunctive Relief; Invalidity of Any Provision. Premier acknowledges that its breach of any covenant contained in this Section 2 will result in irreparable injury to Company and its Affiliates and that the remedy of Company and its Affiliates at Law for such a breach will be inadequate. Accordingly, Premier agrees and consents that the Company or any of its Affiliates, in addition to all other remedies available to any of them at Law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach of any covenant contained in this Section 2. If any provision of this Section 2 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable Law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

               (e) Rights Cumulative. The rights and remedies of Company under this Section 2 are in addition to, and cumulative of, any other rights and remedies that Company or its Affiliates may have, whether by Law or by equity, with respect to this Agreement.

            3. Entire Agreement; Modification; Waiver. This Agreement (along with the Purchase Agreement) constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, whether written or oral. No supplements, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

            4. Successors and Assigns; Assignment. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Agreement is intended to be personal to Premier and the rights and obligations of Premier hereunder may not be assigned or transferred by it. The Parties agree that Company may assign its rights and obligations hereunder as they relate to Bath County, Kentucky to any Person acquiring all (or a substantial portion) of the assets and liabilities associated with the Bank's offices in Bath County, Kentucky.

            5. Notices. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given
(i) if delivered in person, (ii) if sent by registered mail, return receipt requested, postage prepaid, or (iii) if sent by a nationally recognized overnight courier to the addresses of the parties set forth at the outset of this Agreement or to each party, at such other address as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given (i) on the date received if personally delivered, (ii) two days following the date deposited in the mail if delivered by mail, or (iii) one day following the date sent by overnight courier if delivered by overnight courier.

            6. Governing Law. This Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the Laws of the Commonwealth of Kentucky without taking into account provisions regarding choice of law or conflicts of law.

            7. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

            8. Severability of Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

            9. Definitions. Capitalized terms herein not otherwise defined herein shall have the meanings assigned such terms by the Purchase Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

                                   FARMERS CAPITAL BANK CORPORATION


                                   By:   /s/ G. Anthony Busseni
                                        -----------------------------------
                                         G. Anthony Busseni
                                         President


                                   PREMIER FINANCIAL BANCORP, INC.


                                   By:   /s/ Robert W. Walker
                                        ------------------------------------
                                         Robert W. Walker
                                         President

                                   EXHIBIT C


--------------------------------------------------------------------------------
                           MEMORANDUM OF UNDERSTANDING
                                       FOR
                                 LEASE AGREEMENT
--------------------------------------------------------------------------------


         This agreement made and entered into this 10th day of June, 2003, by and between PREMIER FINANCIAL BANCORP, INC., a Kentucky corporation, 2883 5th Avenue, Huntington, WV 25702., (hereinafter referred to as the Lessor) and CITIZENS BANK OF KENTUCKY, a Kentucky corporation, 120 N. Hamilton Street, Georgetown, KY 40324 (hereinafter referred to as the Lessee).

         WHEREAS, by deed dated September 25, 1996, and recorded in Deed Book 220, page 404, Scott County Clerk's Records, Harold Prather, et al, conveyed to Premier Financial Bancorp, Inc., .known as 115 North Hamilton Street, Georgetown, Kentucky, (the "Facility") and

         WHEREAS, Lessor desires to lease the Facility to Lessee for use in its banking business,

         NOW, THEREFORE, it is hereby and herewith mutually agreed by and between the parties hereto as follows:

         1. The Lessee agrees that:

            a. The Lessee shall occupy the Facility for purposes of conducting banking business in compliance with all applicable federal, state and local laws, regulations and ordinances.

            b. The Lessee shall be responsible for paying all utility costs associated with the operation of the Facility (including, but not limited to, gas, water, sewage and electric). All utilities shall be billed by the proper utility companies in the name of the Lessee.

            c. The Lessee shall be solely responsible for paying all costs relating to telephone service including the connection/disconnection fee for such services, etc. The Lessee shall be responsible for making necessary arrangements for such services

            d. The Lessee shall be solely responsible for routine maintenance and repairs, including, but not limited to, light fixtures repairs and/or replacements, painting and decorating, janitorial functions, lawn maintenance and replacements caused by the Lessee's negligence.

            e. Preventative maintenance schedules shall be maintained on all equipment by the Lessee and all records shall be kept on premises for inspections.

            f. The Lessee shall not permit or suffer any offensive, injurious or abusive use of the leased premises, shall maintain the premises in good order and in a clean and sanitary condition throughout the entire term of this lease, whether operating or not, and shall immediately respond to any failure of any of its employees, servants or agents to so maintain, without regard to the causation of such failure.

            g. The Lessee, at its sole expense, shall be responsible to ensure trash pick-up, etc. be maintained throughout the entire term of this lease agreement. The Lessee shall also be responsible to ensure that all walkways and parking lot areas are clean of snow, ice and debris at all times during the entire term of this lease agreement.

            h. The Lessee may, with the prior written consent of the Lessor, renovate said premises or erect structures and install equipment in or upon the leased premises at the Lessee's sole expense. Such improvements, structures and equipment solely placed in or upon or attached to said premises which cannot be removed without damage to the Lessor's property, shall at the expiration, cancellation or termination of this lease, remain in or on said premises and shall vest with the Lessor as a further consideration for this lease,

            i. Prior to the Lessee initiating any renovations or alterations to the leased premises, such renovations or alterations must be approved in writing by Lessor.

            j. The Lessee shall comply with all standards set by the State Fire Marshall's Office and that of the Kentucky Occupational Safety and Health Standards Board.

            k. The Lessee shall be responsible for adequate liability insurance with a bona fide insurance company maintaining sufficient protection against any personal injuries or property damages sustained by individuals while upon the leased premises for which the Lessee may become liable. Further, the Lessee shall bear the risk of loss or damage by fire or other casualty to any of its personal property located' within the leased premises throughout the entire term of this lease agreement.

            1. The Lessee shall be responsible to the Lessor for all damages to the leased premises caused by fire or other casualty which is the result of the Lessee's negligent use of the leased premises or willful conduct.

            m. The Lessee shall not do, or permit to be done, in or about the premises, any thing which is illegal or unlawful, or which is of a hazardous or dangerous nature or which will increase the Lessor's rate(s) of insurance.

            n. The Lessee agrees that all goods and chattels placed in or about the premises shall be at the sole risk of the Lessee. The Lessor shall not be liable for injury or damage to property from any cause.

            o. The Lessee shall indemnify and save the Lessor harmless from any or all claims, demands, damages, actions, costs, including attorney fees, and charges to which the Lessor may have to pay for reason of any injury to any person(s) or person's property, or loss of life or property resulting from or in any way connected with the Lessee's operations or the character, condition or use of the structures, premises or any means of ingress thereto or ingress there from described herein, unless such injury or loss arise directly from the negligence of the Lessor, any of its departments or agents or any of its officers, agents or employees while acting within the scope of their employment. The Lessee shall, at its sole expense, assure the defense of any such claims and actions for damage arising out of such injuries or loss which may be bought against the Lessor by third persons and shall pay judgment which may be rendered in any such actions.

            p. The Lessee shall permit employees, servants and agents of the Lessor to enter upon the leased premises at all reasonable times during the term of this lease for the purposes 'of inspecting the leased premises and monitoring the Lessee's compliance with the terms and conditions of this lease agreement,

            q. The Lessee shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage or otherwise encumber all or any part of the premises.

            r. The Lessee agrees to conform to all laws and applicable regulations prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, national origin, age (except as provided by law), marital status, political affiliation or disability.

            s. All ad valorem taxes which may be imposed by the State of Kentucky and its political subdivisions upon the Facility and equipment of the Lessee in or upon the premises shall be paid promptly by the Lessee.

            t. To pay Lessor, as rent for the above-described premises, the sum of Three Thousand Four Hundred Dollars ($3,400.00) per month

         2. The Lessor agrees that:

            a. The Lessor will perform periodic on-site monitoring to assure the Lessee's compliance with the terms and conditions of the lease agreement.

            b. The Lessor shall be responsible for informing the Lessee of any changes to current codes or standards set by the State Fire Marshall's Office and that of the Kentucky Occupational Safety and Health Standards Board.

         3. The period within which this agreement is in effect is from March 1, 2003, through February 29, 2008 The lease shall be automatically renewable annually for up to four years, subject to termination and renewal rights, however, the monthly rent during each renewal term \ shall be negotiated by the parties.

         4. Either party shall have the right to terminate this agreement by giving sixty (60) days written notice, served upon the other party by certified or registered mail with return receipt requested. In addition, either party may terminate this agreement immediately for cause upon written notice served upon the other party by registered or certified mail with return receipt requested.

         5. Choice of Law and Forum Provision: All questions as to the execution, validity, interpretation and performance of this agreement shall be governed by the laws of the Commonwealth of Kentucky. Furthermore, the parties hereto agree that any legal action which is brought on the basis of this agreement shall be filed in the Scott County Circuit Court of the Commonwealth of Kentucky.



PREMIER FINANCIAL BANCORP, INC.              CITIZENS BANK OF KENTUCKY


By: /s/ Robert W. Walker                     By:  /s/ David F. Roberts
   ----------------------------                  ------------------------------
    Robert W. Walker
    President and C.E.O.                          President & C.E.O.

                         JKM PARTNERSHIP LEASE AGREEMENT



     This Lease Agreement is made and entered into between JKM PARTNERSHIP, of 91 Anderson Road, Frankfort, Kentucky 40601, hereinafter referred to as Lessor, and Citizens Bank. Kentucky company of 120 North Hamilton Street, Georgetown, Kentucky 40324, hereinafter referred to as Lessee.



                                   ARTICLE ONE
                                 Leased Premises

     The subject matter of this Lease Agreement consists of a designated area of real property located at 128 -130 North Hamilton Street, Georgetown, Kentucky 40324 and described as Office Suite Number 105 .

     The subject number if this Lease Agreement is hereinafter referred to as the "Leased Premises."


                                   ARTICLE TWO
                           Term, Rent and Late Charges

      Unless earlier terminated as provided for herein, Lessor hereby leases the Leased Premises to Lesses for a period of two (2) year period commencing on September 1, 2002 and ending on August 31, 2004. Rent shall be in the amount of $583.00. Lessee shall have the option to renew this lease agreement for an additional two (2) year period, with the rent to increase to $624.00 per month upon the same terms and conditions set forth herein.

     All rental payments shall be made payable to Lessor at 91 Anderson Road, Frankfort, Kentucky 40601, or at such other address as Lessor may designate.


                                  ARTICLE THREE

which the Lessor may incur by reason of any default by the Lessee; The Lessor shall repay to the Lessee the security deposit or any balance thereof upon the termination, or expiration of the term of this lease or renewal period thereof, provided there is no failure in payment of rent or other sum, or of any default by the Lessee, in which event, the Lessor shall have the right to apply the security deposit against any loss, cost, fees and expense caused thereby. The security deposit shall bear no interest.


                                  ARTICLE FOUR
                                    Utilities

     Lessor shall be responsible for payment of all gas, water and electric utilities on or about the Leased Premises- Lessee shall be responsible for and telephone options and telephone utilities and shall apply for such in Lessee's own name.


                                  ARTICLE FIVE
                          Alterations and Improvements

     Lessee may not make additional alterations or improvements to the Premises without the prior written consent of Lessor. All such alterations or improvement for which consent is obtained shall be at Lessee's sole cost and expense. All such alterations and improvements shall become the property of the Lessor, unless otherwise agreed to in writing. Lessee agrees that any and all alterations or improvements shall be made in compliance with the building codes and ordinances, laws, and regulations applicable to the Leased Premises. It is understood the Lessee may maintain appropriated signs on or about the Leased Premises, the location of which is subject to the consent of Lessor- If a building or other permit is required by the Lessee to accomplish any of the improvements referred to herein, Lessee agrees to execute all documents required to obtain such permits with the cost of obtaining such to be paid by Lessee.


                                   ARTICLE SIX
                            Assignment and Subletting

     Lessee may not sublet the Premises or assign this Lease without Lessor's written consent. In the event of any assignment or subletting by Lessee as approved by Lessor, Lessee shall remain liable as a guarantor of any of the obligations which may be assumed by any assignee of this Lease.


                                  ARTICLE SEVEN
                                 Parking Spaces

     Lessee shall be entitled to the use of two (2) designated parking spaces on the Leased Premises. No additional parking spaces shall be utilized by Lessee, except with the written consent of Lessor.


                                  ARTICLE EIGHT
                    Indemnification; Risk of Loss; Insurance

     Lessee agrees to indemnify, compensate, save and hold Lessor harmless from any and all claims, damages, and liability whatsoever resulting from or arising out of, injury to, and death of any person and damage and destruction of any property, in or about the Leased Premises, unless due to the fault of the Lessor, its employees, agents, invitees, and licensees. The risk of loss for all contents and property of any nature which belong to the Lessee, wherever located on or about the Leased Premises, is on Lessee. The Lessee waives any and all claims against Lessor for loss of damage due to fire, explosion, water damage from flooding or bursting pipes, windstorm, or other casualty if the cause thereof is not due to the negligence or willful conduct of omission of the Lessor, its agents, employees, invitees, or licensees.

     Lessee shall, at Lessee's sole cost and expense carry public liability and property damage insurance sufficient to insure against accidents and injuries to persons or property in or about the Leased Premises. Lessee shall provide proof of such coverage to Lessor upon request.


                                  ARTICLE NINE
                              Condition of Property

     Unless otherwise specifically provided for herein. Lessee accepts the present condition of the Leased Premises, improvements, common areas, and any equipment on or in the Leased Premises as they exist upon commencement of the Lease, No representation, statement or warranty, express or implied, other than in writing has been made by or on behalf of the Lessor as to the condition of the property or as to the use that may be made of such property.


                                   ARTICLE TEN
                                       Use

     The Leased Premises are to be used for the purpose of storage of bank records. Any other use is prohibited except with the express written consent of Lessor. Lessee agrees the Lessor will not conduct or permit to be conducted on the Premises any unlawful act or ant act that creates a disturbance or nuisance to other tenants or their invitees. Lessee shall be responsible to obtain any certificate of Occupancy or any other license, permit, or Certificate of Registration as required by any local, state, or federal regulatory agency to do business as may be required by law.


                                 ARTICLE ELEVEN
                 Condition, Repairs, and maintenance of Premises

     Lessee agrees that Lessee shall keep and maintain the Leased Premises in good repair and return same to Lessor a the expiration of the lease term in the same condition, ordinary wear and tear excepted. Lessee shall be responsible for placing its trash in an appropriate trash container, placing it on the street for weekly trash pick up, and returning the container to an appropriate place designated for the tenants' trash containers. Lessor will supply paper products and soap for the restroorn.

     Lessor shall be responsible for maintaining and keeping the exterior of the Leased Premises and common areas (parking lots, sidewalks and landscaped areas ) clean and free of trash and debris. At all times during Lessee's occupancy of the Leased Premises, Lessor shall promptly, upon notice from Lessor, perform reasonable repairs to the exterior of the Leased Premises and common areas. Necessary repairs relating to the air conditioning, heating, ventilating, and plumbing systems therein, as well as the replacement of such heating, air conditioning, and plumbing systems shall be done by Lessor unless such is caused by the negligence of Lessee, in which event Lessee shall bear full responsibility for such repairs or replacements. Lessee shall keep the Leased premised clean and shall not permit any waste upon the Leased Premises. In the event the Leased Premises shall become, in the opinion of the Lessor, in such condition as to prevent normal business operations in or on the Leased Premises, Lessor, at its option may cause the Leased Premises to be cleaned and/or repaired, and the cost of the same shall be born by the Lessee and shall become immediately due and payable to the Lessor,


                                 ARTICLE TWELVE
                           Surrender and Holding Over

     Lessee shall surrender the Leased Premises to Lessor on expiration of this Lease or termination of the Lease as provided for herein. At time surrender, the Premises shall be returned in the same condition as when received, normal wear and tear excepted. If Lessee Holds the Leased Premises after termination of this Lease, a tenancy from month to month shall be created thereby at a monthly rental to be agreed upon by the parties, but at no less than $625.00 per month, and the acceptance of the rental payments by Lessor will not extend the term of the Lease in any manner.


                                ARTICLE THIRTEEN
                           Destruction of the Premises

     In the event of a partial destruction of the Leased premises during the term for any cause. Lessor may at its option repair the same, provided the repairs can be made within sixty (60) days under the laws and regulations of applicable governmental authorities. Any partial destruction shall neither annul nor void this Lease, except that Lessee shall be entitled to a proportionate reduction being based on the extent to which the making of repairs shall interfere with the practice carried on by the Lessee on the Premises. In the event that Lessor does not elect to or cannot make repairs in the specified time, or those repairs cannot be made under the laws and regulations of the applicable governmental authorities, this Lease may be terminated at the option of either party.


                                ARTICLE FOURTEEN
                                Default by Lessee

     If Lessee fails refuses to perform or observe any other obligation imposed upon it under this Lease and such failure or refusal continues for a period of thirty (30) days after written notice by Lessor to Lessee specifying with particularity the nature of such failure or refusal then. Lessee shall be considered in the default and Lessor may, at its option and by giving Lessee a notice of termination, avail itself of any or all of the following:

     A. Declare this lease terminated;
     B. Declare Lessee's right to possession of the Leased Premises terminated.
     C. Sue for damages and any other actions allowed by law, in which event Lessor shall be entitled to cover its attorney's fees and consist in bringing such action from Lessee (jointly and severally if more than one Lessee).


                                 ARTICLE FIFTEEN
                                     Notices

     Any written notice provided to given under this Lease to Lessor shall be given to JKM PARTNERSHIP, 91 Anderson Road, Frankfort, Kentucky 40601, and any notice given to Lessee shall be given by transmitting the notice to Lessee at the Leased Premises.

     Lessee shall advise Lessor forty five (45) days prior to this Lease's expiration date of the Lessee's intentions to cancel, renew or exercise the options available in this agreement.


                                 ARTICLE SIXTEEN
                                 Right of Entry

     Lessor may enter the Leased Premises during reasonable hours and upon providing Lessee with reasonable notice for the purpose of making inspections, repairs, alterations, or improvements connected with any portion of the Leased Premises.


                                ARTICLE SEVENTEEN
                                 Quiet Enjoyment

     Subject to any limits of Lessor's leasehold interests, Lessor covenants and agrees that Lessee, so long as Lessee is not be in default hereunder, shall peacefully and quietly hold, occupy and enjoy the Leased Premises during the term of this Lease.



                        LESSOR: JMK PARTNERSHIP

                      BY: /s/ Wilbur Jenkins
                         ----------------------------------
                          Wilbur Jenkins, Partner


                      BY: /s/ David L. Knox
                         ----------------------------------
                          David L. Knox, Partner


                      BY: /s/ E. Thomas Moon
                         ----------------------------------
                          E. Thomas Moon, Partner



                        LESSEE: CITIZENS BANK

                      BY: /s/ Dennis J. Klingensmith
                         ----------------------------------
                          DENNIS J. KLINGENSMITH


                      BY:
                         ----------------------------------
                          Witness


STATE OF KENTUCKY
COUNTY OF SCOTT

     The forgoing instrument was subscribed, sworn to, and acknowledged before me on behalf of the Lessor, JMK PARTNERSHIP, by Wilbur Jenkins, David L. Knox, and E. Thomas Moon, its general partners, on this 20th day of Nov., 2002.
                                                  ----        ----

My commission expires:  5/27/05                    /s/ Betty Jo Sharp
                       ----------------           ---------------------------
                                                       NOTARY PUBLIC


STATE OF KENTUCKY
COUNTY OF SCOTT
          --------------

    The foregoing instrument was subscribed, sworn to, and acknowledged before me by Dennis J. Klingensmith, Pres. of Citizens Bank, the Lessee, on this 20th
day of November  , 2002. Witness                                          ----
       ----------

My commission expires:  5/27/05                    /s/ Betty Jo Sharp
                       ----------------           ---------------------------
                                                       NOTARY PUBLIC

                               SCHEDULE 3.2(b)(ii)

1)    E Funds Agreement dated June 6, 2003 (Standard Terms and Conditions,
      Section 16)

2) Check Products Purchase Agreement dated November 6, 2002 between John H. Harland Company and Premier (Section 12)

3)    Copyrighted and Works Licensing Agreement
      Electronic Form and Documents dated October 21, 2003 between Premier and BISYS Retirement Services, Inc.

                                  SCHEDULE 3.13


Tax Allocation Agreement dated June 26, 2003 between Premier and Bank.

                                  SCHEDULE 3.15

1) Memorandum of Understanding between the board of directors of Bank, the Commissioner of the Kentucky Department of Financial Institutions and the Atlanta Regional Director of the Federal Deposit Insurance Corporation dated September 11, 2002.


2) Reports of Joint Examinations conducted by the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions dated June 3, 2002 and June 23, 2003.

                                  SCHEDULE 3.17
                             EMPLOYEE BENEFIT PLANS


a) Employee Benefit Summary

   i) Medical Insurance ii) Flex Dollars iii) Life Insurance iv) Long term disability v) 401(k)

b) Plan Document for Health Insurance Plan

c) Group Life and Accidental Death and Dismemberment Insurance Program

d) Policy Schedule - Anthem Life/Life Insurance

e) Jefferson Pilot Long Term Disability

f) Premier Financial Bancorp, Inc. 401(k) Profit Sharing Plan

g) Employee Benefits 1/1/02 - 12/31/03

   i)     Education Reimbursement Plan
   ii)    Hospital and Medical Insurance Coverage
   iii)   Disability Income Protection Plan
   iv)    Life Insurance
   v)     Retirement Plan
   vi)    Sick Leave
   vii)   Family and Medical Leave Absence
   viii)  Personal Leave
   ix)    Marriage Leave
   x)     Death in Family
   xi)    Military Leave
   xii)   Holidays
   xiii)  Vacation Policy

h) Your Employee Benefits Effective 1/1/2004

   i)     Vacation Time
   ii)    Sick Leave
   iii)   Paid Personal Time
   iv)    Holidays
   v)     Educational Assistance
   vi)    Long-Term Disability
   vii)   Life Insurance
   viii)  401-K
   ix)    Family and Medical Leave
   x)     Bereavement Leave
   xi)    Military Leave
   xii)   Jury Duty
   xiii)  Benefit Continuation (COBRA)

                                  SCHEDULE 3.18


   (i) Deferred Compensation Agreement dated December 17, 1992 between the Bank and Gardner E. Daniel.

   (ii) Contracts relating to the borrowing of money which "affect" Bank by virtue of pledge of Bank Shares:

          (i)  Fifth Third Bank Term Note in original principal amount of
               Six Million Dollars ($6,000,000) dated October 15, 2002 and related Fifth Third Bancorp Bank Pledge Agreement (Securities) dated October 15, 2002 between Premier and Fifth Third Bank.

   (iii) Contracts which will not be performed within 60 days of date of Agreement involving future payments by Bank in excess of $5,000:

          (A) Memorandum of Understanding for Lease Agreement dated June 10, 2003 between Premier and Bank regarding 120 N. Hamilton Street, Georgetown, Kentucky.

          (B) Lease Agreement between JKM Partnership and Bank dated November 20, 2002 regarding 128-130 North Hamilton Street, Georgetown, Kentucky.